CONFIDENTIAL
Exhibit 10.44
AGREEMENT AND GENERAL RELEASE
     This AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between Enrico Dallavecchia (“you” or “Employee”) and Fannie Mae (or “Company,” and collectively, the “Parties”).
     WHEREAS, on August 27, 2008, you resigned as the company’s Executive Vice President and Chief Risk Officer, and agreed to remain with the Company as a senior advisor during a transition period at your then current compensation.
     WHEREAS, the Company ended its employment relationship with you, effective as of January 16, 2009 (“Termination Date”), and
     WHEREAS, you and Fannie Mae have agreed upon the terms and conditions of your termination, and further wish to resolve any and all existing and potential issues in any way relating to your employment or the termination of such employment.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings as set forth in this Agreement, the sufficiency of which the Parties acknowledge, the Parties agree as follows:
1. Effective Date. You will have forty-five (45) calendar days from after the date you receive this Agreement in which to consider and execute it (as so determined, the “Effective Date”). This Agreement will become effective and enforceable on the Effective Date, unless you timely revoke it in accordance with Paragraph 13.
2. Fannie Mae Consideration. In exchange for your promises, covenants and undertakings made in this Agreement, Fannie Mae will provide the following consideration to you:
     (a) Within fifteen (15) business days of Fannie Mae’s receipt of this executed Agreement, Fannie Mae will pay you (gross) Three Hundred Twenty-one Thousand, Seven Hundred and Seven dollars ($321,707.00). Refer to Paragraph 15 below regarding deductions from the gross amount.
     (b) If you elect to continue your medical and/or dental coverage under COBRA, Fannie Mae will pay a portion of the premium for the period up to and including August 27, 2009, or until your continuation coverage is discontinued, whichever comes first. During that period, you will pay the portion of the premium in the amount that you would have paid as an active employee for the period of coverage, and Fannie Mae will pay the remainder of the premium. To activate coverage, you must timely complete and return the COBRA forms, which have been/will be forwarded to you separately. If you fail to timely complete and return the COBRA forms you may lose your eligibility for COBRA coverage.

Enrico Dallavecchia

     (c) Fannie Mae will provide you with outplacement services from a firm chosen by Fannie Mae valued at Eighteen Thousand Dollars ($18,000). Such outplacement services must be used on or before August 27, 2009. You may not receive cash in lieu of such outplacement services.
3. Sufficient Consideration. You agree that, absent your entry into this Agreement, you would not be entitled to the consideration set forth in Paragraph 2 of this Agreement. The payments and other consideration to be provided to you under this Agreement are solely in exchange for your promises in this Agreement, including your general release of claims, and represent amounts and/or other consideration in excess of any amounts to which you are otherwise entitled.
4. Release of all Claims. You unconditionally release, waive, settle and forever discharge any and all suits, actions, damages and claims, known and unknown (including, but not limited to, claims for attorneys fees, expenses and/or costs) that you have or may have against Fannie Mae, including its conservator, FHFA, its directors, agents and employees (in their individual or representative capacities), and any past, present or successor of the Fannie Mae pension or benefit plans and its officers, directors, trustees, administrators, fiduciaries, agents or employees, (collectively, the “Releasees”) for any actions, omissions or decisions, up to and including the date you sign this Agreement, directly or indirectly relating to your employment with Fannie Mae or the termination of that employment. However, you do not waive any rights or claims that cannot be waived under applicable law, and you do not waive any rights or claims associated with the performance of the provisions of this Agreement or that arise after the execution of this Agreement. You agree and understand that this release includes claims that you at present do not know of or suspect to exist, even if you would not have entered into this Agreement had you known of those claims. You agree and understand that this release means that you are giving up the right to sue Fannie Mae on any claim or cause of action released.
5. Release Includes All Claims Under Federal, State, Local and Common Law.
     (a) You agree that your general release of Fannie Mae and the Releasees as set forth in Paragraph 4 of this Agreement is comprehensive and includes all claims and potential claims to the maximum extent permitted by law, and includes, but is not limited to: (i) claims under any federal statute, ordinance, regulation or executive order, as amended, including, but not limited to, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Equal Pay Act, the Federal Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act of 1990, the Americans with Disabilities Act, the Fair Labor Standards Act of 1938, the Sarbanes-Oxley Act of 2002 and all other federal whistleblower protection statutes, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Occupational Safety and Health Act of 1970, and the National Labor Relations Act; (ii) any claims under any state or local statute, ordinance or regulation, as amended, including, but not limited to, the District of Columbia Human Rights Act, the District of Columbia Family and Medical Leave Act, the Virginia Human Rights Law, the Maryland Fair Employment Practices Act, and any workers’ compensation claims; and (iii) any claims under common law, including, but not limited to, claims for breach of contract, wrongful discharge and tort and any claims for equitable relief.

Enrico Dallavecchia

     (b) You represent and reaffirm that you knowingly and voluntarily waive any rights and claims under the Federal Age Discrimination in Employment Act of 1967, as amended, and under the other specific statutes and laws stated above.
     (c) You further affirm that you have reported to Fannie Mae’s Office of Investigations any conduct or action by Fannie Mae or its employees or agents which you believe may violate any of these laws or which you believe may violate any other rights you may have. You also represent that you have not suffered any work-related injury for which you have not already filed a claim, and that you have fully complied with your reporting obligations under Fannie Mae’s Code of Conduct and Fraud Risk Management Policy (including any amended version of these policies in effect during your employment).
     (d) You further agree that you will not engage in any activity that is in any way detrimental to Fannie Mae. Detrimental activities include, but are not limited to, acts of disloyalty or dishonesty, making disparaging statements about Fannie Mae or any of its officers, directors, or employees, and breaches of any fiduciary obligation to Fannie Mae. You also agree not to make any statement (written or oral) concerning your employment with or termination from the Company to any third party that would tend to disparage, denigrate, ridicule, or otherwise impugn Fannie Mae’s reputation.
6. No Complaints or Charges. You represent that you have not filed any complaints or charges against Fannie Mae or any of the other Releasees with any federal, state, local court, administrative agency or arbitration forum. You waive any and all rights to recover in any lawsuit, judicial action or administrative or other proceeding relating to Fannie Mae brought on your behalf by the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the Office of Federal Contract Compliance Programs, the District of Columbia Commission on Human Rights, the District of Columbia Office of Human Rights, or any other federal, state or local administrative or fair employment rights enforcement agency. You agree that if any administrative agency or court maintains or assumes jurisdiction of any charge or complaint against any of the Releasees on your behalf, you will promptly request that agency or court to withdraw from the matter. By entering into this Agreement, you further withdraw any pending complaints and charges initiated by you in Fannie Mae’s Office of Investigations.
7. Cooperation. You agree that you will fully cooperate with any investigation conducted by Fannie Mae, by its auditor, by the Federal Housing Finance Agency (“FHFA”), or by any federal, state or local government authority relating to Fannie Mae. Nothing contained in this Agreement precludes you from communicating or cooperating with any federal, state or local governmental authority or from taking any action required or by law. Fannie Mae agrees that it will not construe any assertion of privilege applicable to you individually as failure to cooperate. You understand that Fannie Mae’s privileges may only be asserted or waived by Fannie Mae.

Enrico Dallavecchia

8. Non-Competition. Consistent with Section 3.6 of your Agreement on Ideas, Inventions and Confidential Information, you agree that, for a period of twelve (12) months immediately following the Termination Date (the “Restricted Period”), you will not solicit or accept employment or act in any way, directly or indirectly, to solicit or obtain employment or work (including work as a consultant, advisor or employee) for Freddie Mac. You acknowledge that these restrictions are necessary to preserve the confidential and proprietary information that you have acquired in the course of your employment with Fannie Mae and that these restrictions do not improperly inhibit your right or ability to earn a living.
9. Confidentiality. You and your heirs, assigns and attorneys agree to keep confidential and not to disclose any of the terms, conditions, amounts or any other details of this Agreement or any Confidential Information (as described in Fannie Mae’s Confidential Information Policy) relating to your employment at Fannie Mae to any person or entity. However, you may make disclosure relating to this Agreement to the following individuals, provided that they also agree to keep the terms and conditions of this Agreement confidential: (i) to your attorney or other representative consulted by you to understand the interpretation, application or legal effect of this Agreement; (ii) to your accountants or financial advisors for the purpose of obtaining financial and/or tax advice pertaining to this Agreement; (iii) to your family or (iv) to the extent that such disclosure is required by law. You shall instruct those to whom you provide information about this Agreement pursuant to subparts (i)-(iv) of this Paragraph that they are obligated to keep it confidential, except as required by law. In the event that you receive a request for disclosure of Confidential Information other than as set forth in subparts (i)-(iv), you shall promptly notify Fannie Mae and shall cooperate fully with Fannie Mae in responding or objecting to such request. As set forth in Paragraph 7 of this Agreement, this undertaking does not preclude you from fully cooperating with any action or investigation brought by a governmental authority.
10. Rehire. If after the execution of this Agreement Fannie Mae rehires you, you agree that you will return to Fannie Mae all of the lump sum amount paid to you under Paragraph 2, except for an amount equal to your base pay for the number of weeks elapsed between the Termination Date and your rehire. In the event that you are rehired, neither the return of a portion of the severance payment nor the fact of your rehire will impair or in any way affect the validity or enforceability of this Agreement. You also agree that you will not seek to do work for Fannie Mae as a contractor, consultant, or vendor for a period of six (6) months after your Termination Date. However, you are not prohibited from seeking or accepting employment with a company that does business with Fannie Mae.

Enrico Dallavecchia

11. Work Products and Confidential Information.
     (a) Return of Company Property. You represent and affirm that you have transferred to your manager, or his/her designee, all documents, files, and other work product that have not previously been relinquished, that are under your control and that have been or are generated or acquired by you in connection with and during the period of your employment by the Company. You acknowledge that you will not receive the consideration in Paragraph 2 unless you have returned all Company property.
     (b) Continuing Obligations Under the Code. You acknowledge that you remain bound to the terms and conditions of the Code of Conduct, the Confidential Information Policy, and the Intellectual Property Policy (collectively, “the Code”) applicable to all current and former Fannie Mae employees. You acknowledge your obligations under the Code: (i) to assign to Fannie Mae any intellectual property rights that you may have in any Fannie Mae Intellectual Property, as defined in the Code, including but not limited to, any work products and innovations that relate to Fannie Mae’s business and made or conceived by you, either alone or with others, during the course of your employment with Fannie Mae; (ii) to execute all applicable documents that Fannie Mae requires to obtain, establish, or enforce Fannie Mae’s rights in Fannie Mae Intellectual Property; and (iii) that your obligation to do so will continue beyond the voluntary or involuntary termination of employment or contract service with Fannie Mae. Notwithstanding the foregoing, you hereby irrevocably appoint Fannie Mae as your attorney in fact (coupled with an interest) to execute any such instruments. The foregoing powers of attorney and the obligations to assist and execute shall survive termination of this Agreement for any reason.
     (c) Other Continuing Obligations Under Federal and State Law. You acknowledge your obligations pertaining to Fannie Mae’s confidential and/or proprietary information and trade secrets (collectively “Fannie Mae Confidential Information” as defined in the Code) under federal and applicable state laws and the Code, under which, you may not: (i) disclose Confidential Information to third parties, (ii) remove Confidential Information from Fannie Mae’s premises (including by electronic forwarding outside of Fannie Mae’s networks), or (iii) copy or duplicate Confidential Information. Fannie Mae does not consent, either expressly or by implication, to the disclosure or use, directly or indirectly, by you of any Confidential Information without the prior written consent of the Executive Vice President and General Counsel. Inappropriate disclosure or misappropriation of Confidential Information is actionable and could subject you and any parties involved to civil money damages, including punitive damages. If Fannie Mae becomes aware of any improper use and/or disclosure of its Confidential Information or Intellectual Property, it will take immediate legal action to protect its rights against all parties involved. Disclosure of the terms, conditions or other details of this Agreement is governed exclusively by Paragraphs 9 and 11 of this Agreement.

Enrico Dallavecchia

12. Reasonable Period to Consider. You acknowledge that you have been given a period of at least forty-five (45) calendar days to consider this Agreement, which period of time is sufficient and satisfies any notification requirements that may exist. You have also been advised in writing to consult with an attorney before executing this Agreement and that you have had a full and fair opportunity to do so. Further, you understand that Fannie Mae is not responsible for any expenses you may incur in consulting an attorney. You also acknowledge receipt of the attached Statutory Disclosures chart. By signing this Agreement, you confirm that these charts and other information provided to you about the severance program are understandable to you.
13. Revocation. You may revoke your acceptance of this Agreement within seven (7) calendar days following the date of execution only by providing written notice to Christine A. Wolf, Fannie Mae’s Senior Vice President and Chief Human Resources Officer at 3900 Wisconsin Avenue, NW, Washington, DC 20016, or by email to Christine_A_Wolf@fanniemae.com.. If you timely revoke your execution of this Agreement, the Agreement will be null and void, and you will not receive the consideration set forth in Paragraph 2 of this Agreement, and your employment will still terminate and remain terminated. If mailing a revocation notice, it must be post-marked no later than the seventh (7th) calendar day after you sign the Agreement.
14. FHFA Approval Required. The terms of this Agreement have been reviewed and approved by the Director of FHFA.
15. Miscellaneous. The following provisions also apply:
     (a) You represent that you have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim related to Fannie Mae or the Releasees, or any portion thereof or interest therein. You understand that the rights and benefits of this Agreement are personal to you, and are not subject to voluntary or involuntary assignment or transfer, except as provided in the Employee Benefits Plans.
     (b) The failure of either Party to insist upon strict compliance by the other Party with any term, covenant or condition of this Agreement shall not be deemed a waiver of such terms or conditions. Further, no waiver or relinquishment or failure to insist upon strict compliance of any right or power under this Agreement shall be deemed a waiver or relinquishment of such right or power at any other time.

Enrico Dallavecchia

     (c) The lump sum payments described in Paragraph 2 will be made after legally required deductions. Further, all lump sum payments made under this Agreement will be taxed at the IRS supplemental rate. You further understand that Fannie Mae’s practice is to prospectively allocate such severance benefits over a period of time after your last working day, which may result in your disqualification for unemployment benefits.
     (d) If you are a Specified Employee (i.e., one of Fannie Mae’s 50 most highly compensated officers), payments of nonqualified deferred compensation that are not exempt from Section 409A of the Internal Revenue Code (“Section 409A”) and that are made account of your separation from service are required to be delayed six months and one day following your separation from service. Payments from the Elective Deferred Compensation Plan are considered non-exempt, nonqualified deferred compensation and therefore subject to the six month and one day delay in payment under Section 409A. You are hereby advised to consult with a tax or financial advisor if you have any questions related to Section 409A.
     (e) Any controversy, dispute or claim arising out of or relating to this Agreement, breach thereof, or any of the circumstances relating to any matter not released pursuant to Paragraphs 4 and 5 above, shall first be addressed through good faith negotiation. If the dispute cannot be settled through negotiation, the Parties agree to mutually binding arbitration administered by JAMS, or its successor, pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS’ Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the Award may be entered in any court having jurisdiction.
     (f) The laws of the District of Columbia shall govern this Agreement. Should any part, term or provision of this Agreement be declared or be determined by any arbitrator to be illegal or invalid, that part, term or provision will be deemed modified to the extent necessary to be valid and enforceable. Should such modification not be possible, any illegal or invalid part, term or provision will be deemed not to be a part of this Agreement and the validity of the remaining parts, terms and provisions will not be affected.
     (g) Except as provided otherwise in sub-paragraph (h) below regarding other written agreements between the Parties, this Agreement supersedes any prior written or oral employment agreement between you and Fannie Mae, and any such agreement is terminated effective upon execution of this Agreement. You and Fannie Mae understand and agree that the terms and conditions of this Agreement constitute your full and complete understandings, agreements and promises to each other, and that there are no oral or written understandings, agreements, promises or inducements made or offered with respect to the subject matter covered in this Agreement other than those set forth in writing in this Agreement, and this Agreement merges and supersedes any and all prior agreements, understandings and representations on the subject matter covered herein. No modification of this Agreement shall be valid unless in writing and signed by each of the Parties.

Enrico Dallavecchia

     (h) The terms of the following types of prior written agreement(s) between the Parties (if any) shall remain in effect following the execution of this Agreement: any Indemnification Agreement, any Agreement on Ideas, Inventions and Confidential Information, any Director and Officer Insurance applicable to you and in effect during your employment, and any written agreements obligating you to repay Fannie Mae if your employment terminates involuntarily, including agreements to repay loans, overpayments, sign-on bonuses, retention bonuses, special awards and relocation costs. In the event of a conflict between the terms of this Agreement and the terms of any other surviving written agreement between the parties, this Agreement shall prevail. There are no oral agreements between the Parties that will remain in effect after execution of this Agreement.
     (i) After your Effective Date you will no longer be subject to the requirements of Fannie Mae’s Insider Trading Policy, including, if applicable, any quarterly blackout periods prohibiting certain employees from trading in Fannie Mae securities. However, after your Effective Date you will continue to be subject to the prohibition, under the federal securities laws, against buying or selling Fannie Mae securities (including taking a cash distribution in the Employee Stock Ownership Plan (ESOP) or making a new election to receive dividends in stock) while you are aware of material nonpublic information obtained from Fannie Mae or any party associated with Fannie Mae. You further acknowledge that the federal securities laws prohibit you from sharing material nonpublic information about Fannie Mae to any person who might trade on the information.
     (j) You and Fannie Mae agree that the terms, conditions and details of this Agreement are unique and are addressed to the specific circumstances of your relationship and shall in no event provide a precedent, policy or practice for treatment of other employees of Fannie Mae in the future. By entering into this Agreement, the Company is not admitting to have violated any of your rights, or to have violated any of the duties or obligations owed to you, or to have engaged in any conduct in violation of the common law or the above-referenced statutes, ordinances, executive orders or regulations. You agree that except as necessary to enforce this Agreement, or as otherwise required by law, neither this Agreement nor any of its terms shall be offered as evidence in any action or proceeding or utilized in any other matter whatsoever as an admission or concession of liability or wrongdoing of any nature by the Company.
     (k) This Agreement will be binding on you and Fannie Mae and upon your respective heirs, representatives, executors, trustees, directors, employees, successors and assigns, and will run to the benefit of you, Fannie Mae and each of the Releasees and the Parties’ respective heirs, administrators, representatives, executors, trustees, directors, employees, successors and assigns.
     (l) In the event of your death, your estate or beneficiaries will receive benefits to the extent provided under Fannie Mae’s benefit plans.

Enrico Dallavecchia

16. Execution. You acknowledge and agree that your decision to enter into this Agreement is wholly knowing, voluntary and absent any pressure or undue influence by Fannie Mae. You further acknowledge that you have carefully read and fully understand all of the provisions of this Agreement, that you have had an opportunity to review it with your attorney, and that you intend to be legally bound by this Agreement. You represent that you have not made any alterations or changes to this Agreement as presented to you and that you intend to be legally bound by it. If you have made any alterations or changes to the Agreement, it will become null and void and your employment will remain terminated as of the Termination Date.
PLEASE READ CAREFULLY. THIS AGREEMENT AND GENERAL RELEASE CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Signed:	/s/ Enrico Dallavecchia	February 13, 2009
Date

FANNIE MAE:

Signed:	/s/ Herbert M. Allison, Jr.	February 18, 2009
	President and Chief Executive Officer	Date